UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):    October 4, 2007
PolyOne Corporation
(Exact Name of Registrant as Specified in Charter)

Ohio	1-16091	34-1730488

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
PolyOne Center, 33587 Walker Rd.
Avon Lake, Ohio 44012
(Address of Principal Executive Offices)  (Zip Code)
Registrant’s telephone number, including area code:
(440) 930-1000
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.
On October 5, 2007, PolyOne Corporation (the “Company”) issued a press release, furnished herewith as Exhibit 99.1, announcing that it estimates that it will incur a charge of approximately $15.2 million in the third quarter of 2007 as of a result of being required to pay environmental remediation costs at a former facility of the Goodrich Corporation, as well as a charge of approximately $18.7 million as a result of increasing its environmental reserve. The press release shall not be deemed to be “filed” under the Securities Exchange Act of 1934.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 4, 2007, the Board of Directors and the Compensation and Governance Committee of the Board of Directors (the “Committee”) of the Company authorized changes to certain benefit arrangements affecting executive officers and directors in response to final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”). All plans and agreements of the Company that provide for the “deferral of compensation,” as defined for purposes of Section 409A, must be amended to comply with the requirements of Section 409A. Specifically, changes to the following agreements or plans were approved:
•	Non-Employee Directors Deferred Compensation Plan;

•	PolyOne Executive Severance Plan;

•	Letter Agreement by and between the Company and Stephen D. Newlin;

•	Supplemental Retirement Benefit Plan; and

•	Form of Management Continuity Agreement.
The amendments are technical in nature and are meant to comply with the requirements of Section 409A that (a) the time and form of payment must be specifically set forth, (b) payments can only be made upon certain enumerated events, and (c) payments of non-exempt deferred compensation triggered by a termination of employment must be delayed for six months following that termination of employment.
The Committee also authorized additional amendments to the form of Management Continuity Agreement. Specifically, the amended Management Continuity Agreements, as authorized by the Committee, will provide: (a) for the funding of a trust to secure the total expected obligations under the Management Continuity Agreements upon a change of control; (b) that the officer will not be entitled to long-term disability benefits as a continued benefit following termination of employment after a change of control; (c) changes to the notice and cure periods in the definition of good reason and that good reason will occur upon any diminution in duties or responsibilities; (d) that the amended agreements will terminate once a party to the agreement is no longer an officer; and (e) that if an officer is eligible for severance benefits under the Management Continuity Agreement and another plan or agreement, or as required by law, the officer will receive benefits under the plan, program or agreement that provides the greatest amount of benefits, but will not receive benefits under more than one arrangement.
Item 9.01.   Financial Statements and Exhibits.
(d) Exhibits.

Number	Exhibit

99.1	Press release dated October 5, 2007, furnished herewith

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 5, 2007

POLYONE CORPORATION
By /s/ W. David Wilson
Name:	W. David Wilson
Title:	Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Number	Exhibit

99.1	Press release dated October 5, 2007, furnished herewith